FOR IMMEDIATE RELEASE                   Contacts:
                                        Media: Mary Trigg
                                               818-814-7922
                                        Investor: Steve Swartz
                                               818-814-7986

                  AHMANSON REPORTS FIRST QUARTER RESULTS
                - Net Interest Margin Continues to Expand -

     Irwindale, CA, April 16, 1996 -- H. F. Ahmanson & Company (AHM-NYSE), parent company of Home Savings of America, today reported first quarter earnings of $64.8 million, or $0.45 per fully diluted common share, compared to $60.7 million, or $0.40 per fully diluted common share, earned in the fourth quarter of 1995. In the first quarter of 1995, the company recorded a net loss of $181.9 million, or $1.66 per fully diluted common share, which included a $234.7 million charge relating to a change in accounting for goodwill. First quarter results in 1995 without the accounting change were $50.7 million, or $0.33 per fully diluted common share.

     Ahmanson and Home Savings Chairman and Chief Executive Officer Charles
R. Rinehart said, "Earnings growth during the first quarter reflects a momentum building within our business units as we steadily progress toward our goal of becoming a full-service consumer bank. It also reflects greater intensity throughout the company in holding the line on operating expenses as we implement key strategic initiatives.

     "Although credit costs increased during the first quarter, we were encouraged by the decline in nonperforming assets during the month of March," he added.

RESULTS OF OPERATIONS

     Net interest income totaled $317.0 million for the first quarter of 1996, compared to $295.2 million in the first quarter of 1995, and $306.9 million in the fourth quarter of 1995. In the first quarter of 1996, the average net interest margin was 2.64%, compared to 2.27% in the first quarter of 1995, and 2.54% in the fourth quarter of 1995. At March 31, 1996, the net

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interest margin was 2.74%, the highest it has been since June, 1994.  This increase in the net interest margin is due to a decline in wholesale funding costs, coupled with a decline in the cost of deposits.

OTHER INCOME

     In the first quarter of 1996, other income was $60.5 million, an increase of $24.5 million from the amount reported in the year ago quarter, and an increase of $12.3 million from the fourth quarter of 1995. During the first quarter of 1996, the company sold $586.0 million of fixed rate loans and $353.4 million of Adjustable Rate Mortgages (ARMs) from its held-for-sale portfolio for a gain of $15.0 million. Fee income from personal financial services and Griffin Financial Services also continues to show improvement as the company implements its strategy to become a full-service consumer bank.

GENERAL AND ADMINISTRATIVE EXPENSES

     General and administrative expenses (G&A) were $193.0 million in the first quarter of 1996, compared to $182.8 million in the first quarter of 1995 and $199.2 million in the fourth quarter of 1995. In the first quarter of 1996, the company recorded approximately $5 million of severance expense. Recent major initiatives such as consumer lending, Project HOME Run and electronic banking accounted for approximately $6 million of the increase from the 1995 first quarter. First quarter of 1995 expenses reflect a $5.7 million refund of Federal Deposit Insurance Corporation premiums.

     Expressed as an efficiency ratio that measures G&A expenses as a percentage of net interest income and loan servicing and other fee income, the operating efficiency ratio was 53.8% in the first quarter of 1996, compared to 55.0% in the first quarter of 1995 and 57.0% in the fourth quarter of 1995.

CREDIT COSTS

     During the first quarter of 1996, the company provided $45.9 million for loan losses, compared to $26.5 million in the 1995 first quarter and $37.9 million in the fourth quarter of 1995. Expenses for the operations of foreclosed real estate amounted to $25.7 million in the 1996 first quarter, compared to $21.1 million in the first quarter of 1995 and $25.1 million in the fourth quarter of 1995. Increases in the provision for loan losses and the operations of foreclosed real estate during the first quarter of 1996 were due to weakness in the Southern California real estate market.

ASSET QUALITY

     At March 31, 1996, nonperforming assets totaled $977.4 million, or 1.96% of total assets, compared to $878.6 million, or 1.64%, at March 31, 1995, and $949.4 million, or 1.88%, at December 31, 1995. Nonperforming assets increased $44.7 million in January and $31.1 million in February, then decreased by $47.8 million in March. Troubled debt restructurings totaled $174.9 million at March 31, 1996.

     Net loan charge-offs for the 1996 first quarter totaled $41.5 million, compared to $35.7 million in the first quarter of 1995, and $42.3 million in the fourth quarter of 1995.

     At March 31, 1996, the allowances for loan losses and foreclosed real estate were $385.4 million and $37.1 million, respectively. The ratio of allowances for losses to nonperforming assets equaled 41.7% at March 31, 1996, compared to 46.8% at March 31, 1995, and 42.4% at December 31, 1995.

LOAN ORIGINATIONS

     The company originated $1.3 billion of loans in the first quarter of 1996, compared to $1.7 billion in the year-ago quarter. In the 1996 first quarter, 83% were single family mortgages and 43% were ARMs. Loans to refinance real estate holdings accounted for 44% of the company's first quarter 1996 originations, compared to 27% of the company's first quarter 1995 originations. Single family originations in California accounted for 61% of the company's single family production. The company funded $16.6 million in consumer loans during the quarter and had additional unfunded commitments of $10.0 million at March 31, 1996. The company had $66.7 million in applications in the consumer loan pipeline at March 31, 1996, an increase of $50.8 million from year-end 1995.
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DEPOSITS

     At March 31, 1996, deposits totaled $33.9 billion, compared to $41.7 billion at March 31, 1995, and $34.2 billion at December 31, 1995. This $7.8 billion, or 19% decrease from a year ago, principally reflects the purchase of $1.2 billion from Household Bank in June 1995 and $8.1 billion as a result of the sale of the New York retail deposit branch system in September 1995.

CAPITAL

     At March 31, 1996, Home Savings of America's federal capital ratios exceeded all regulatory requirements for well-capitalized institutions, the highest regulatory standard.

                        Requirement for                     Home Savings
                        Well-Capitalized    Home Savings  Fully Phased-In
                            Status          at 3/31/96       at 3/31/96
Tangible                        -                6.12%           6.10%
Core Capital                   5.00%             6.13%           6.11%
Core Capital to Risk-
     Weighted Assets:          6.00%             9.87%           9.84%
Risk-Based Capital:           10.00%            12.01%          11.98%

     On March 31, 1996, fully phased-in core capital exceeded the well-capitalized standard by $546 million.

STOCK REPURCHASE PROGRAM

     Through March 31, 1996, the company had purchased 5.7 million shares of its common stock at an average price of $24.67 under a stock repurchase program. The program, approved by the board of directors on October 3, 1995, authorizes the company to purchase up to $250 million of its common stock. On March 31, 1996, the parent company had $258.0 million in cash, ample resources to complete the stock repurchase program.

SUBORDINATED DEBENTURES AT HOME SAVINGS OF AMERICA

     On March 12, 1996, Home Savings redeemed its $250 million 10.5% subordinated debentures at par. The redemption affected risk-based capital ratios, but neither tangible nor core capital ratios were affected. Home Savings was $606 million above the well-capitalized risk-based capital standard at March 31, 1996.

HOME SAVINGS PURCHASES 61 FIRST INTERSTATE BRANCHES

     On March 28, 1996, Home Savings announced it had signed a definitive agreement to purchase 61 branches of First Interstate Bancorp from Wells Fargo & Company. Home Savings will acquire $2.5 billion in deposits and $1.3 billion in loans as part of this transaction. The transaction is expected to close in the third quarter of 1996. The purchase price represents a premium of 8.11% on the deposits.

     H. F. Ahmanson & Company, with $49.8 billion in assets, is the parent company of Home Savings of America. Home Savings' deposit base is $34.2 billion. It operates 345 financial service centers in four states and 120 mortgage lending offices in 10 states.

                                 ********

     Additional information, including monthly financial data, about H. F. Ahmanson & Company and Home Savings of America can be retrieved free of charge using the following services:

               Internet: http: //www.investquest.com
               Fax-on-Demand:  (614) 844-3860
               On-line BBS:    (614) 844-3868





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H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
(dollars in thousands except per share data)


At End of Period                                     March 31, 1996    December 31, 1995      March 31, 1995
- ----------------                                   -----------------   ------------------   -----------------
  Total assets                                        $ 49,781,986       $ 50,529,586         $ 53,664,970
  Investment portfolio                                $    707,045       $    892,572         $  1,595,350
  Loans receivable and mortgage-backed
    securities (MBS)                                  $ 46,530,610       $ 47,407,521         $ 49,638,155
  ARMs included in loans receivable and MBS           $ 44,870,834       $ 45,895,028         $ 47,303,335
  Allowance for loan losses                           $    385,367       $    380,886         $    391,105
  Deposits                                            $ 33,947,928       $ 34,244,481         $ 41,669,705
  Borrowings                                          $ 11,601,867       $ 12,236,428         $  8,378,702
  Stockholders' equity                                $  2,952,702       $  3,056,922         $  2,783,854
  Book value per common share                         $      20.40       $      20.75         $      18.16
  Tangible book value per common share                $      19.12       $      19.47         $      16.20
  Total common shares outstanding                      112,512,418        115,610,077          117,110,979

  Home Savings of America Capital Ratios:
    Tangible capital (to adjusted total assets)               6.12%              5.90%                5.19%
    Core capital (to adjusted total assets)                   6.13%              5.91%                5.19%
    Core capital (to risk-weighted assets)                    9.87%              9.48%                8.56%
    Risk-based capital                                       12.01%             12.43%               11.66%


For the Three Months Ended:
- --------------------------
  Net interest income                                $     316,982       $    306,892         $    295,244
  Provision for loan losses                          $      45,942       $     37,927         $     26,544
  Net earnings (loss)                                $      64,755       $     60,709         $   (181,892)
  Net earnings (loss) per fully diluted
    common share                                     $        0.45       $       0.40         $      (1.66)
  Dividends per common share                         $        0.22       $       0.22         $       0.22
  Loans originated and purchased                     $   1,339,779       $  1,647,308         $  1,708,144

  Average Interest Rates:
    Yield on loans and MBS                                    7.48%              7.53%                6.91%
    Yield on investment portfolio                             5.83%              5.38%                6.09%
    Yield on interest-earning assets                          7.45%              7.49%                6.86%
    Cost of deposits                                          4.57%              4.73%                4.25%
    Cost of borrowings                                        6.28%              6.42%                6.56%
    Cost of interest-costing liabilities                      5.02%              5.17%                4.69%
    Interest rate spread                                      2.43%              2.32%                2.17%
    Net interest margin                                       2.64%              2.54%                2.27%



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H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited) (in thousands)


Assets                                       March 31, 1996    December 31, 1995      March 31, 1995
- ------                                     -----------------   ------------------   -----------------
Cash and amounts due from banks              $   683,480          $   752,878         $   610,028
Securities purchased under
   agreements to resell                          278,000              381,000             820, 399
Other short-term investments                      14,364               13,278              23,789
                                              ----------          -----------         -----------
  Total cash and cash equivalents                975,844            1,147,156           1,454,216
Other investment securities held to
  maturity                                         2,445                2,448             272,813
Other investment securities available
  for sale                                         9,809                9,908              10,441
Investment in stock of Federal Home
  Loan Bank (FHLB)                               402,427              485,938             467,908
Mortgage-backed securities (MBS)
  held to maturity                             5,649,418            5,825,276          11,198,413
MBS available for sale                        10,410,053           10,326,866           2,320,466
Loans receivable less allowance
  for losses of
  $385,367 (March 31, 1996),
  $380,886 (December 31, 1995) and
  $391,105 (March 31, 1995)                   30,211,898           30,273,514          36,092,689
Loans held for sale                              259,241              981,865              26,587
Accrued interest receivable                      223,968              228,111             160,088
Real estate held for development and
  investment (REI) less allowance
  for losses of
  $286,327 (March 31, 1996),
  $283,748 (December 31, 1995) and
  $332,382 (March 31, 1995)                     230,445               234,855             323,179
Real estate owned held for sale (REO)
  less allowance for losses of
  $37,137 (March 31, 1996),
  $38,080 (December 31, 1995) and
  $36,852 (March 31, 1995)                       225,870              225,566             189,146
Premises and equipment                           413,487              410,947             610,237
Goodwill and other intangible assets             143,981              147,974             228,877
Other assets                                     623,100              229,162             285,441
Income taxes                                        -                    -                 24,469
                                             -----------          -----------         -----------
                                             $49,781,986          $50,529,586         $53,664,970
                                             ===========          ===========         ===========

Liabilities and Stockholders' Equity
- ------------------------------------

Deposits                                     $33,947,928          $34,244,481         $41,669,705
Short-term borrowings under agreements
  to repurchase securities sold                1,998,431            3,519,311           1,826,949
Other short-term borrowings                       50,000                 -                  5,188
FHLB and other borrowings                      9,553,436            8,717,117           6,546,565
Other liabilities                              1,170,026              873,313             832,709
Income taxes                                     109,463              118,442                -
                                             -----------          -----------         -----------
  Total liabilities                           46,829,284           47,472,664          50,881,116
Stockholders' equity                           2,952,702            3,056,922           2,783,854
                                             -----------          -----------         -----------
                                             $49,781,986          $50,529,586         $53,664,970
                                             ===========          ===========         ===========


H. F. AHMANSON & COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(dollars in thousands except per share data)


                                                                   For the Three Months Ended
                                                           -----------------------------------------
                                                              March 31,   December 31,    March 31,
                                                               1996           1995         1995
                                                           ------------  -------------  ------------
Interest income:
  Interest on loans                                         $   574,855   $   583,543   $   630,791
  Interest on MBS                                               308,354       309,629       220,087
  Interest and dividends on investments                          11,661        13,205        43,105
                                                            -----------   -----------   -----------
      Total interest income                                     894,870       906,377       893,983
                                                            -----------   -----------   -----------
Interest expense:
  Deposits                                                      387,173       407,113       439,458
  Short-term borrowings                                          40,230        65,107        49,518
  FHLB and other borrowings                                     150,485       127,265       109,763
                                                            -----------   -----------   -----------
      Total interest expense                                    577,888       599,485       598,739
                                                            -----------   -----------   -----------
      Net interest income                                       316,982       306,892       295,244
Provision for loan losses                                        45,942        37,927        26,544
                                                            -----------   -----------   -----------
      Net interest income after provision for loan losses       271,040       268,965       268,700
                                                            -----------   -----------   -----------
Other income:
  Gain on sales of MBS                                             -               53           603
  Gain on sales of loans                                         15,028         4,375           231
  Loan servicing income                                          15,145        15,940        12,966
  Other fee income                                               26,819        26,730        23,972
  Gain (loss) on sales of investment securities                    -              (67)           10
  Other operating income                                          3,538         1,189        (1,800)
                                                            -----------   -----------   -----------
                                                                 60,530        48,220        35,982
                                                            -----------   -----------   -----------
Other expenses:
  General and administrative expenses (G&A)                     193,048       199,217       182,752
  Operations of REI                                               6,743         3,625         1,087
  Operations of REO                                              25,689        25,123        21,053
  Amortization of goodwill and other intangible assets            3,994         4,611         6,911
                                                            -----------   -----------   -----------
                                                                229,474       232,576       211,803
                                                            -----------   -----------   -----------
Earnings before provision for income taxes and
  cumulative effect of accounting change                        102,096        84,609        92,879
Provision for income taxes                                       37,341        23,900        40,029
                                                            -----------   -----------   -----------
Earnings before cumulative effect of accounting change           64,755        60,709        52,850
Cumulative effect of change in accounting for goodwill             -             -         (234,742)
                                                            -----------   -----------   -----------
Net earnings (loss)                                         $    64,755   $    60,709   $  (181,892)
                                                            ===========   ===========   ===========
Earnings (loss) per common share - primary:
  Earnings before cumulative effect of accounting change    $      0.45   $      0.41   $      0.34
  Cumulative effect of change in accounting for goodwill            -             -           (2.00)
                                                            -----------   -----------   -----------
  Net earnings (loss)                                       $      0.45   $      0.41   $     (1.66)
                                                            ===========   ===========   ===========
Earnings (loss) per common share - fully diluted:
  Earnings before cumulative effect of accounting change    $      0.45   $      0.40   $      0.34
  Cumulative effect of change in accounting for goodwill            -             -           (2.00)
                                                            -----------   -----------   -----------
  Net earnings (loss)                                       $      0.45   $      0.40   $     (1.66)
                                                            ===========   ===========   ===========
Common shares outstanding, weighted average:
   Primary                                                  114,781,516   117,922,440   117,143,614
   Fully diluted                                            126,651,898   129,738,144   117,143,614

Return on average assets                                           0.51%         0.48%        (1.33)%
Return on average equity                                           8.60%         7.93%       (25.84)%
Return on average tangible equity*                                 9.60%         8.97%         9.26%
Ratio of G&A expenses to average assets                            1.53%         1.58%         1.34%

*Net earnings excluding amortization of goodwill and other intangible assets, and cumulative effect of change in accounting for goodwill, as a percentage of average equity excluding goodwill and other intangible assets.